Exhibit 99.1

FOR IMMEDIATE RELEASE

Femasys Secures UK Regulatory Approval of FemBloc® Permanent Birth Control

--Advances European commercialization strategy following CE mark approval--

ATLANTA – August 20, 2025 – Femasys Inc. (NASDAQ: FEMY), a leading biomedical innovator making fertility and non-surgical permanent birth control more accessible and cost-effective to women worldwide, announced that it received the Medicines and Healthcare products Regulatory Agency (MHRA) approval for its FemBloc Permanent Birth Control, which signifies the product has met the required standards for safety, quality, and effectiveness in the United Kingdom (UK). This marks an important milestone in the Company’s efforts to expand availability of this revolutionary non-surgical permanent birth control option to women in Europe.

“The UK’s regulatory approval for FemBloc permanent birth control is another milestone in our global expansion strategy,” said Kathy Lee-Sepsick, Chief Executive Officer and Founder of Femasys Inc. “This follows our recent CE mark for Europe and reinforces our momentum toward broader international market access. This achievement demonstrates regulatory confidence in our technology and positions us to move forward with securing a strategic partner to support commercialization in the UK.”

The United Kingdom represents one of the largest and most influential healthcare markets in Europe, with a strong emphasis on advancing women’s health solutions. With the UK’s single-payer National Health Service (NHS), innovative technologies that improve access, reduce costs, and enhance outcomes have a clear pathway to broad adoption. Securing MHRA approval not only validates FemBloc’s safety and effectiveness but also enables Femasys to serve a diverse patient population in this critical market.

FemBloc is a first-of-its-kind, non-surgical solution for permanent birth control, addressing a significant unmet need in women’s reproductive health. It uses a patented delivery system to place a proprietary blended polymer into both fallopian tubes, which safely degrades and forms natural scar tissue for permanent occlusion. In contrast to surgical sterilization, FemBloc eliminates the risks of anesthesia, infection, and recovery downtime, making it safer, more accessible, and significantly more cost-effective. With no comparable alternatives on the market, FemBloc represents a disruptive advancement with broad global potential. Learn more at www.FemBloc.com.

About Femasys
Femasys is a leading biomedical innovator focused on making fertility and non-surgical permanent birth control more accessible and cost-effective for women worldwide through its broad, patent-protected portfolio of novel, in-office therapeutic and diagnostic products. As a U.S. manufacturer with global regulatory approvals, Femasys is actively commercializing its lead product innovations in the U.S. and key international markets. Femasys’ fertility portfolio includes FemaSeed® Intratubal Insemination, a groundbreaking first-step infertility treatment and FemVue®, a companion diagnostic for fallopian tube assessment. Published clinical trial data demonstrates FemaSeed is over twice as effective as traditional IUI, with a comparable safety profile, and high patient and practitioner satisfaction.1

FemBloc® permanent birth control is the first and only non-surgical, in-office alternative to centuries-old surgical sterilization that received full regulatory approval in Europe in June of 2025. Commercialization of this highly cost-effective, convenient and significantly safer approach will be completed through strategic partnerships in select European countries. Alongside FemBloc, the FemChec®, diagnostic product provides an ultrasound-based test to confirm procedural success. Published data from initial clinical trials demonstrated compelling effectiveness, five-year safety, and high patient and practitioner satisfaction.2 For U.S. FDA approval, enrollment in the FINALE pivotal trial (NCT05977751) is on-going.

Learn more at www.femasys.com, or follow us on X, Facebook and LinkedIn.

References
1Liu, J. H., Glassner, M., Gracia, C. R., Johnstone, E. B., Schnell, V. L., Thomas, M. A., L. Morrison, Lee-Sepsick, K. (2024). FemaSeed Directional Intratubal Artificial Insemination for Couples with Male-Factor or Unexplained Infertility Associated with Low Male Sperm Count. J Gynecol Reprod Med, 8(2), 01-12. doi: 10.33140/JGRM.08.02.08.

2Liu, J. H., Blumenthal, P. D., Castaño, P. M., Chudnoff, S. C., Gawron, L. M., Johnstone, E. B., Lee-Sepsick, K. (2025). FemBloc Non-Surgical Permanent Contraception for Occlusion of the Fallopian Tubes. J Gynecol Reprod Med, 9(1), 01-12. doi: 10.33140/JGRM.09.01.05.

Forward-Looking Statements
This press release contains forward-looking statements that are subject to substantial risks and uncertainties. Forward-looking statements can be identified by terms such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “pending,” “intend,” “believe,” “suggests,” “potential,” “hope,” or “continue” or the negative of these terms or other similar expressions, although not all forward-looking statements contain these words. Forward-looking statements are based on our current expectations and are subject to inherent uncertainties, risks and assumptions, many of which are beyond our control, difficult to predict and could cause actual results to differ materially from what we expect. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. Factors that could cause actual results to differ include, among others: our ability to obtain regulatory approvals for our FemBloc product candidate; develop and advance our current FemBloc product candidate and successfully enroll and complete the clinical trial; the ability of our clinical trial to demonstrate safety and effectiveness of our product candidate and other positive results; estimates regarding the total addressable market for our products and product candidate; our ability to commercialize our products and product candidate, our ability to establish, maintain, grow or increase sales and revenues, or the effect of delays in commercializing our products, including FemaSeed; our business model and strategic plans for our products, technologies and business, including our implementation thereof; and those other risks and uncertainties described in the section titled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2024, and other reports as filed with the SEC. Forward-looking statements contained in this press release are made as of this date, and Femasys undertakes no duty to update such information except as required under applicable law.

Contacts:
Investors:
IR@femasys.com

Media Contact:
Media@femasys.com